UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Open Lending Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) below per Exchange Act Rules 14a-6(i)(1) and 0-11

April 20, 2022

Dear Stockholders of Open Lending:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Open Lending Corporation, a Delaware corporation (the “Company” or “Open Lending”), which will be held as a virtual meeting on May 31, 2022 at 10:00 a.m., Central Time. You may attend the meeting virtually via the Internet at www.proxydocs.com/LPRO, where you will be able to view the meeting live, vote electronically and submit questions. You will need the 12-digit control number, which is located on the Notice of Internet Availability that you received in the mail, on your proxy card or in the instructions accompanying your proxy materials, to attend the Annual Meeting. We have designed the format of the Annual Meeting to ensure that stockholders are afforded similar rights and opportunities to participate as they would at an in-person meeting.

We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

•	to elect three Class II directors for a three-year term;

•	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;

•	to hold an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, also known as a “say-on-frequency” proposal; and

•	to transact any other business that may properly come before the meeting or any adjournment thereof.

Under Securities and Exchange Commission rules, the Company is providing access to the proxy materials for the Annual Meeting to stockholders via the Internet. Accordingly, you can access the proxy materials and vote at www.proxydocs.com/LPRO. Instructions for accessing the proxy materials and voting are described below and in the Notice of Annual Meeting that you received in the mail.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and cast your vote, regardless of the number of shares you hold.

If you are a stockholder of record, you may vote over the Internet, by telephone, or, if you request to receive a printed set of the proxy materials, by completing, signing, dating and mailing the accompanying proxy card in the return envelope. Submitting your vote via the Internet or by telephone or proxy card will not affect your right to vote online during the virtual meeting if you decide to attend the Annual Meeting. If your shares are held in street name (i.e., held for your account by a broker or other nominee), you will receive instructions from your broker or other nominee explaining how to vote your shares, and you will have the option to cast your vote by telephone or over the Internet if your voting instruction form from your broker or nominee includes instructions and a toll-free telephone number or Internet website to do so. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We hope that you will join us on May 31, 2022. Your investment and continued interest in Open Lending are very much appreciated.

Sincerely,

John J. Flynn Chairman and Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Time:	10:00 a.m., Central Time

Date:	May, 31, 2022

Place:	Online at www.proxydocs.com/LPRO

Purpose:

1.  To elect each of Adam H. Clammer, Blair J. Greenberg, and Shubhi Rao as a Class II member of the board of directors, to serve until the Company’s 2025 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified;

2.  To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;

3.  To hold an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, also known as a “say-on-frequency” proposal; and

4.  To transact any other business that may properly come before the meeting or any adjournment thereof.

Record Date:	The board of directors has fixed the close of business on April 7, 2022 as the record date for determining stockholders entitled to notice of and to vote at the meeting. For information regarding how to access the names of registered stockholders entitled to vote at the Annual Meeting, please see the section titled “General Information.”

Meeting Admission:	All stockholders as of the record date, or their duly appointed proxies, may attend the virtual meeting. In order to be able to attend the meeting, you will need the 12-digit control number, which is located on your Notice, on your proxy card, or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxydocs.com/LPRO.

Voting by Proxy:	If you are a stockholder of record, please vote via the Internet or, for shares held in street name, please vote in accordance with the voting instruction form you receive from your broker or nominee as soon as possible so your shares can be voted at the meeting. You may submit your voting instruction form by mail. If you are a stockholder of record, you may also vote by telephone or by submitting a proxy card by mail. If your shares are held in street name, you will receive instructions from your broker or other nominee explaining how to vote your shares, and you may also have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the voting instruction form you received from your broker or nominee.

By order of the Board of Directors,

Matthew Stark
General Counsel and Corporate Secretary

Austin, Texas

April 20, 2022

Important Notice Regarding the Internet Availability of Proxy Materials for the Company’s 2022 Annual Meeting of Stockholders to Be Held on May 31, 2022: The Notice of 2022 Annual Meeting of Stockholders, proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, are available at https://investors.openlending.com.

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OPEN LENDING CORPORATION

1501 S. MOPAC EXPRESSWAY

SUITE 450

AUSTIN, TEXAS 78746

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 31, 2022

AT 10:00 AM CENTRAL TIME

GENERAL INFORMATION

Why are you holding a virtual Annual Meeting?

Our Annual Meeting will be held solely in a virtual format, which will be conducted via a live webcast and online stockholder tools. We have created and implemented the virtual format in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully and equally from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual annual meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication.

When are the proxy statement and the accompanying materials scheduled to be sent to stockholders?

We have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about April 20, 2022, we will begin mailing to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021. The Notice of Internet Availability also instructs you on how to submit your proxy or voting instructions through the Internet or to request a paper copy of our proxy materials, including a proxy card or voting instruction form that includes instructions on how to submit your proxy or voting instructions by mail or telephone. For shares held in street name (i.e., held for your account by a broker or other nominee), you will receive a voting instruction form from your broker or nominee. The 2021 Annual Report on Form 10-K is available on our website at https://investors.openlending.com.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we are providing access to our proxy materials over the Internet rather than printing and mailing the proxy materials. We believe electronic delivery will expedite the receipt of materials, will help lower our costs and reduce the environmental impact of our annual meeting materials. Therefore, a Notice of Internet Availability will be mailed to holders of record and beneficial owners of our common stock starting on or around April 20, 2022. The Notice of Internet Availability will provide instructions as to how stockholders may access and review the proxy materials, including the Notice of Annual Meeting, proxy statement, proxy card, and Annual Report on Form 10-K, on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to stockholders by mail. The Notice of Internet Availability will also provide voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail, or electronically by e-mail, on an ongoing basis for future stockholder meetings. Please note that while our proxy materials are available at the website referenced in the Notice of Internet Availability, and our Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.

Who is soliciting my vote?

The board of directors of Open Lending Corporation (the “board of directors” or the “board”) is soliciting your vote for the 2022 Annual Meeting of Stockholders.

Who is entitled to vote?

Holders of our common stock on the close of business on April 7, 2022 (the “Record Date”) may vote at the Annual Meeting. As of the Record Date, a total of 126,217,955 shares of common stock of the Company were outstanding and entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker, bank or other nominee’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

Is a list of stockholders available?

The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders at least 10 days prior to our Annual Meeting at our principal executive offices located at 1501 S. MoPac Expressway, Suite 450, Austin, Texas 78746 during normal business hours, and at the Annual Meeting. The list will also be available to stockholders at www.proxydocs.com/LPRO during the Annual Meeting.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

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By Internet. Access the website of the Company’s tabulator, www.proxydocs.com/LPRO, using the voter control number printed on the furnished proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. If you vote on the Internet, you may also request electronic delivery of future proxy materials.

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By Telephone. Call 1-866-870-6982 toll-free from the U.S., U.S. territories and Canada, and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed.

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By Mail. Complete and mail a proxy card in the enclosed postage prepaid envelope to P.O. Box 8016, Cary, NC 27512-9903. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted FOR the director nominees named herein to the Company’s board of directors and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, ONE YEAR as the frequency of future stockholder advisory votes on the compensation of our named executive officers, and will be voted according to the discretion of the proxy holder upon any other business that may properly be brought before the meeting and at all adjournments and postponements thereof. If you are mailed or otherwise receive or obtain a proxy card or voting instruction form, and you choose to vote by telephone or by Internet, you do not have to return your proxy card or voting instruction form.

•	By Internet at the Annual Meeting. Instructions on how to attend and vote at the Annual Meeting are described at www.proxydocs.com/LPRO.

If your shares of common stock are held in street name (held for your account by a broker or other nominee):

•	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by Internet or telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares by mail.

How do I attend the Annual Meeting online?

We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.proxydocs.com/LPRO. The webcast will start at 10:00 a.m. Central Time on May 31, 2022. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 12-digit control number, which is located on your Notice of Internet Availability, on your proxy card or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxydocs.com/LPRO.

Will there be a question and answer session?

As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer as many questions as time permits. Questions must comply with the Annual Meeting procedures and be pertinent to the Company, our stockholders, and the meeting matters.

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If you wish to submit a question in advance of the Annual Meeting: After receiving the Notice of Internet Availability, the proxy card or the instructions accompanying the proxy materials, stockholders may submit questions, in writing, by following the instructions on the Annual Meeting website. To submit a question in advance of the meeting, beneficial owners must register in advance of the meeting.

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If you wish to ask a question during the Annual Meeting: Log in to the Annual Meeting website and enter the control number included on your Notice of Internet Availability, on your proxy card or in the instructions accompanying your proxy materials when prompted.

Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered once.

Questions and answers to any pertinent questions not addressed during the meeting, will be published following the meeting on our website at https://investors.openlending.com.

Will the Annual Meeting be available for replay?

A replay of the Annual Meeting will be made publicly available approximately 24 hours after the Annual Meeting at www.proxydocs.com/LPRO. The replay will be available for one year.

What matters am I voting on?

You will be voting on:

•	Proposal 1: the election of three Class II directors for a three-year term;

•	Proposal 2: the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;

•	Proposal 3: advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, also known as a “say-on-frequency” proposal; and

•	Any other business that may properly come before the meeting or any adjournment thereof.

What are the Board of Directors’ recommendations on how to vote my shares?

The board of directors recommends a vote:

Proposal 1: FOR election of the three Class II director nominees (page 18);

Proposal 2: FOR ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm (page 19); and

Proposal 3: ONE YEAR as the frequency of future stockholder advisory votes on the compensation of our named executive officers (page 21).

What vote is required to approve each item and how are votes counted?

Votes cast by proxy or online at the Annual Meeting will be counted by the persons appointed by the Company to act as tabulators for the meeting. The tabulators will count all votes FOR, AGAINST, ONE YEAR, TWO YEARS, or THREE YEARS, abstentions and broker non-votes, as applicable, for each matter to be voted on at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Proposal 1—Election of three Class II director nominees

The election of directors requires a plurality of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether because of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director. Withheld votes and broker non-votes will have no effect on the outcome of this proposal.

Proposal 2—Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022, requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions and broker non-votes will have no effect on the ratification.

Proposal 3— Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers

The advisory vote on the frequency of future advisory votes on the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions and broker non-votes will have no effect on the vote. The alternative among one year, two years or three years that receives the highest number of votes of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote will be deemed to be the frequency preferred by our stockholders.

Could other matters be decided at the Annual Meeting?

The Company does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

Who pays the cost for soliciting proxies?

The Company will pay the cost for the solicitation of proxies by the board of directors. The solicitation of proxies will be made primarily by mail and through internet access to materials. Proxies may also be solicited personally, by telephone, fax or e-mail by employees of the Company without any remuneration to such individuals other than their regular compensation. The Company will also reimburse brokers, banks, custodians, other nominees, and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

How do I vote shares held in street name?

If your shares are registered directly in your name, you are a “stockholder of record” who may vote at the meeting. As the stockholder of record, you have the right to direct the voting of your shares by voting over the Internet, by telephone, by returning your proxy or by voting online during the Annual Meeting.

If your shares are held in an account at a bank or at a brokerage firm or other nominee holder, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or other nominee who is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares and to participate in the virtual annual meeting. You will receive instructions from your bank, broker or other nominee explaining how you can vote your shares and whether they permit Internet or telephone voting. Follow the instructions from your bank, broker or other nominee included with these proxy materials, or contact your bank, broker or other nominee to request a proxy form. We encourage you to provide voting instructions to your bank, broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions. You will not be able to vote shares you hold in “street name” at the Annual Meeting; instead you must instruct your bank, broker or other nominee in advance of the meeting.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the General Counsel and Corporate Secretary in writing at Open Lending Corporation, 1501 S. MoPac Expressway, Suite 450, Austin, Texas 78746, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility. You may also attend the virtual meeting and vote during the meeting. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, by virtual attendance or by proxy, of holders of at least a majority of the outstanding shares entitled to vote, present in person or represented by proxy is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares held of record by stockholders or brokers, bankers or other nominees who do not return a signed and dated proxy or attend the Annual Meeting virtually will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K (“Form 8-K”), that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

What if I have technical difficulties or trouble accessing the Annual Meeting?

If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call the technical support number that will be posted on the virtual stockholder meeting log-in page. Technical support will be available starting at 9:40 a.m. Central Time on May 31, 2022 and will remain available until the Annual Meeting has ended.

Who should I call if I have any additional questions?

If you hold your shares directly, please call the General Counsel and Corporate Secretary of the Company at (512) 892-0400. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

Our board of directors consists of nine directors. Each of our directors will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our board of directors. Vacancies on our board of directors can be filled by resolution of our board of directors.

Our board of directors is divided into three classes, each serving staggered, three-year terms:

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our Class I directors are William Heldfond, a designee of Nebula Holdings, LLC, Gene Yoon, a designee of Bregal Sagemount I, L.P., and Eric A. Feldstein, with terms expiring at the 2024 annual meeting of stockholders;

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our Class II directors are Adam H. Clammer, a designee of Nebula Holdings, LLC, Blair J. Greenberg, a designee of Bregal Sagemount I, L.P., and Shubhi Rao, with terms expiring at the 2022 annual meeting of stockholders; and

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our Class III directors are John J. Flynn, Open Lending’s Chief Executive Officer and Ross M. Jessup, Open Lending’s President and Chief Operating Officer, both of whom are designees of Open Lending’s founders, and Jessica Snyder, with terms expiring at the 2023 annual meeting of stockholders.

As a result of the staggered board, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.

Director Biographies

The following table sets forth information concerning our directors as of April 20, 2022. The biographical description of each director includes the specific experience, qualifications, attributes and skills that the board of directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.

Name	Class	Age	Position	Director Since	Current Term Expires
John J. Flynn	III	66	Chief Executive Officer, Chairman and Director	2020	2023
Adam H. Clammer	II	51	Director	2020	2022
Eric A. Feldstein	I	62	Director	2020	2024
Blair J. Greenberg	II	40	Director	2020	2022
Ross M. Jessup	III	58	President, Chief Operating Officer and Director	2020	2023
Shubhi Rao	II	55	Director	2020	2022
Jessica Snyder	III	51	Director	2020	2023
William Heldfond	I	33	Director	2021	2024
Gene Yoon	I	47	Director	2020	2024

Nominees for Director

Adam H. Clammer has served as a member of our board of directors since June 10, 2020. Adam is a Founding Partner and Co-CEO of True Wind and is responsible for all aspects of managing the firm. Prior to founding True Wind, Adam was with Kohlberg Kravis Roberts & Co., which he joined in 1995. At KKR, Adam founded and led the Global Technology Group from 2004 to 2013 and participated in investments across multiple industries. Adam has served on the board of directors of AEP, Avago (Broadcom), GoDaddy, Jazz, Kodak, MedCath, NXP, as well as several private companies. Adam currently serves as Chairman of the Board of LeadVenture, and is a director of e-Emphasys Technologies, Open Lending Corporation (Nasdaq: LPRO), Cellebrite (Nasdaq: CLBT), and Rover (NASDAQ: ROVR). Prior to joining KKR, Adam worked in the Mergers & Acquisitions group at Morgan Stanley in New York and Hong Kong. Adam is also a Trustee of the San Francisco Museum of Modern

Art. Adam holds a B.S. in Business Administration from the University of California, Berkeley and a Master of Business Administration from Harvard Business School, where he was a Baker Scholar.. We believe Mr. Clammer is qualified to serve as a member of the board of directors because of his experience in the financial sector.

Blair J. Greenberg has served as a member on the Board of Managers of Open Lending since March 2016 until June 2020 and is now a member of our board of directors. Mr. Greenberg is also a partner at Bregal Sagemount (Bregal Investments, Inc.) and has been with the fund since January 2013. Prior to Bregal Sagemount, Mr. Greenberg worked at Technology Crossover Ventures (TCMI, Inc.) (“TCV”) from July 2006 to January 2013, where he focused on investing in technology and financial services companies. Prior to TCV, Mr. Greenberg worked for UBS Investment Bank (UBS Group AG) (“UBS”) in the Financial Institutions Group from July 2004 to June 2006. At UBS, Mr. Greenberg focused on mergers & acquisitions and capital raising transactions for financial technology, asset management, and specialty finance companies. Mr. Greenberg received a Bachelor of Sciences in Business Administration with a concentration in Finance from the Kelley School of Business at Indiana University Bloomington, and an MBA with concentrations in Finance, Management & Strategy, and Marketing from the Kellogg School of Management at Northwestern University. We believe that Mr. Greenberg is qualified to serve as a member of our board of directors based on his extensive experience in the technology and financial services industry.

Shubhi Rao has served on our board of directors since August 5, 2020. Since 2020, Ms. Rao has served as the founder and Chief Executive Officer of Uplevyl, a membership only app created to support professional women. From 2018 to 2019, Ms. Rao served as the Chief Financial Officer and Chief Operating Officer of Dosh, a consumer app developer. She was vice president, treasurer and officer of Alphabet from 2016 to 2018 and group treasurer of Tesco PLC in London from 2014 to 2016. Ms. Rao began her career in finance at Ford Motor Company. She held several leadership roles within the Treasurer’s office including assistant treasurer of Ford of Europe. Ms. Rao serves on the boards of two think tanks—the International Center for Research on Women and the Center for Global Development. She is also the honorary member of the executive advisory council for the Federal Reserve Bank of San Francisco. Ms. Rao earned her B.S. in Computer Science Engineering from Michigan State University and a MBA from the University of Michigan, Ann Arbor. We believe Ms. Rao is qualified to serve as a member of the board of directors because of her extensive public company experience.

Continuing Directors

John J. Flynn serves as the Chief Executive Officer of Open Lending. Mr. Flynn served as President of Open Lending, LLC from April 2000 to August 2020 and as a member of its Board of Managers since 2000. Mr. Flynn also currently serves as President and Chief Executive Officer of Lenders Protection, LLC since 2003 and as President of Insurance Administrative Services, LLC since 2011, each a wholly owned subsidiary of Open Lending. Mr. Flynn previously served as Chief Executive Officer at Washington Gas Light Federal Credit Union in Springfield, VA from 1983 to 1994, and as Senior Vice President of Sales and Marketing for Good2cu.com, LLC from 1999 to 2000. In addition, Mr. Flynn formerly led marketing at The Equitable (Equitable Holdings, Inc.) from 1997 to 1999, where he spearheaded the design and execution of the firm’s national marketing program for the credit union industry. Mr. Flynn is the co-founder of Objective Advisors, Inc., a registered investment advisory firm dedicated to providing objective financial management services exclusively to credit unions and banks nationwide, where he served as a Board Member from 1995 to 2018; co-founder of The Finest Federal Credit Union, which serves the police and law enforcement agencies of New York City, where he served as Advisor from 2014 to 2019. Mr. Flynn holds a Bachelor of Arts degree in Accounting from Bloomsburg University. We believe Mr. Flynn is qualified to serve as Chief Executive Officer and a member of our board of directors due to his more than forty years of experience working in the credit union, banking and financial services industries.

Eric A. Feldstein has served on our board of directors since August 28, 2020. Since October 2019, Mr. Feldstein has served as the Executive Vice President and Chief Financial Officer of New York Life Insurance Company. Prior to joining New York Life in 2019, Mr. Feldstein served as the Chief Financial Officer of Health Care Service Corporation from 2016 to 2019. From 2010 to 2016, he served as an Executive Vice President with American Express. Mr. Feldstein began his career in finance with General Motors where he held a variety of roles with increasing responsibility. He served as Treasurer from 1997 to 2002, and subsequently served as CEO of GMAC Financial Services from 2002 to 2008. Mr. Feldstein holds a Bachelor of Arts from Columbia University and Master of Business Administration from Harvard University. We believe Mr. Feldstein is qualified to serve as a member of the board of directors because of his extensive public company experience.

William Heldfond has served on our board of directors since August 15, 2021. Mr. Heldfond is a Principal at True Wind Capital, a private equity fund manager focused on the technology industry, which he joined in 2018. From 2013 to 2016, Mr. Heldfond was an Associate at Accel-KKR, where he helped lead growth equity investments and leveraged buyout transactions within the technology, media, and telecommunications sectors across both North America and Western Europe. Prior to joining Accel-KKR, Mr. Heldfond was with Vista Point Advisors, a middle-market investment bank focused on mergers and acquisitions, and private placement advisory within the technology, media and telecommunications sectors. From 2013 to 2017, Mr. Heldfond served as the Vice Chairman for the Vanguard Chapter of the Aspen Institute. Mr. Heldfond currently serves as a director of Cellebrite (Nasdaq: CLBT) and W Energy Software. Mr. Heldfond holds a B.A. in International Relations with an emphasis in Economics from University of Southern California, where he graduated Summa Cum Laude and Phi Beta Kappa and an M.B.A. from Stanford Graduate School of Business. We believe Mr. Heldfond is qualified to serve as a member of the board of directors because of his extensive investment and financial services experience.

Ross M. Jessup serves as the President and Chief Operating Officer of Open Lending. Mr. Jessup served as Chief Financial Officer of Open Lending from April 2000 until August 2020 and as a member of its board of directors since 2020. Mr. Jessup also serves as the Chief Operations Officer of Lenders Protection, LLC, a wholly owned subsidiary of Open Lending at which Mr. Jessup has served in various executive roles since April 2000. Prior to Open Lending, Mr. Jessup worked at the Jessup Group from 1998 to 2000, Montgomery Jessup & Co. from 1991 to 1998 and in public accounting at Arthur Anderson LLP from 1985 to 1991. Mr. Jessup is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Jessup holds a Bachelor of Arts degree in Accounting from the University of Mississippi. We believe Mr. Jessup is qualified to serve as the President and Chief Operating Officer and a member of our board of directors due to his over thirty years of experience in corporate finance, accounting, leadership and operations.

Jessica Snyder has served on our board of directors since August 5, 2020. Ms. Snyder served as the president and chief executive officer of GuideOne Insurance Company from 2017 until her resignation in April 2022. Previously, she was senior vice president—Commercial and Specialty Lines at State Auto Insurance Companies. Jessica held several other positions during her tenure at State Auto, including chief operating officer and chief financial officer of the company’s specialty subsidiary, and senior vice president of Specialty. Prior to joining State Auto, Jessica was a member of a three-person team that raised the capital for the formation and start-up operations of Rockhill Holdings, a niche property and casualty business that was purchased by State Auto in 2009. She was also the chief financial officer for Citizens Property Insurance Corporation. In 2016, Jessica was named one of Insurance Business’ Elite Women of the Year.Ms. Snyder earned her bachelor’s degree in accounting from the University of Wisconsin and her Master of Business Administration from the University of Florida. We believe Ms. Snyder is qualified to serve as a member of the board of directors because of her extensive experience in the financial services sector.

Gene Yoon has been the Managing Partner of Bregal Sagemount since 2012, was a member on the Board of Managers of Open Lending LLC from 2016 to June 2020, and is now a member of our board of directors. Prior to founding Bregal Sagemount in 2012, he was the Head of Private Equity for the Americas Special Situations Group at Goldman Sachs from 2007 to 2012, where he focused on middle market growth equity investing. Before Goldman Sachs, Mr. Yoon served as a Partner at Great Hill Partners, a private equity firm specializing in the media, communications, technology, and business services sectors from 2001 to 2007. Earlier in his career, Mr. Yoon was Director of Corporate Development at Geocast Network Systems, Inc., a venture-backed technology infrastructure provider from 1999 to 2001. Mr. Yoon began his career at Donaldson, Lufkin & Jenrette in investment banking from 1997 to 1999. Mr. Yoon holds both a bachelor’s in economics and an MBA from The Wharton School at the University of Pennsylvania. We believe that Mr. Yoon is qualified to serve as a member of our board of directors based on his extensive experience in the financial sector.

Independence of our Board of Directors

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that the board of directors meets independence standards under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the sections titled “Related Person Transactions.”

Board Leadership Structure

Under our corporate governance guidelines, the board of directors does not require the separation of the offices of the chairman of the board of directors (the “Chairman”) and the Chief Executive Officer of the Company. These guidelines provide that the board of directors shall be free to choose its chairman in any way that it deems best for the Company at any given point in time. Our Chief Executive Officer, John J. Flynn, currently serves as the Chairman of our board of directors. The Company does not have a lead independent director. The board of directors believes that this is an appropriate, effective and efficient leadership structure, and has determined that combining the Chief Executive Officer and Chairman roles provides for clear accountability and leadership responsibility, and facilitates effective decision-making and a cohesive corporate strategy. The board of directors periodically reviews its leadership structure and may make changes in the future.

Board Meetings and Attendance

Our board of directors held four meetings during the fiscal year ended December 31, 2021. Each of the directors attended at least 75% of the meetings of the board of directors and the committees of the board of directors on which he or she served during the fiscal year ended December 31, 2021 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee). The Company encourages its directors to attend the Annual Meeting of Stockholders. Each director then serving on the board of directors attended the Company’s 2021 annual meeting.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the committees reports to the board of directors as it deems appropriate and as the board of directors may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities. For so long as Nebula has a right to nominate a director to our board of directors, each of our compensation committee and the nominating and corporate governance committee shall include one of the directors nominated by Nebula.

The table below highlights the membership of each committee along with the number of meetings held during 2021:

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
John J. Flynn
Adam H. Clammer		X	X
Eric A. Feldstein	X
Blair J. Greenberg		Chair
Ross M. Jessup
Shubhi Rao	X	X
Jessica Snyder	Chair		X
William Heldfond
Gene Yoon			Chair
Total Meetings Held in 2021	4	4	4

Audit Committee

Eric A. Feldstein, Shubhi Rao, and Jessica Snyder serve as members of the audit committee, with Ms. Snyder serving as the chair. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Our audit committee meets the requirements for independence of audit committee members under applicable SEC and Nasdaq rules. All of the members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. In addition, Ms. Snyder qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

The audit committee provides assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. Our board of directors has adopted a written charter for the audit committee, which is available on our website.

Compensation Committee

Adam H. Clammer, Blair J. Greenberg, and Shubhi Rao serve on the Company’s compensation committee, with Mr. Greenberg serving as the chair. Each member of our compensation committee is independent, as defined under the Nasdaq listing rules, and satisfies Nasdaq’s additional independence standards for compensation committee members. Each member of our compensation committee is a non-employee director (within the meaning of Rule 16b-3 under the Exchange Act).

The compensation committee determines our general compensation policies and the compensation provided to our officers. The compensation committee also makes recommendations to our board of directors regarding director compensation. In addition, the compensation committee reviews and determines share-based compensation for our directors, officers, employees and consultants and administers our equity incentive plans. Our compensation committee also oversees our corporate compensation programs. Our board of directors has adopted a written charter for the compensation committee, which is available on our website.

Nominating and Corporate Governance Committee

Adam H. Clammer, Jessica Snyder and Gene Yoon serve on the Company’s nominating and corporate governance committee, with Mr. Yoon serving as the chair. Each member of our nominating and corporate governance committee is independent as defined under the Nasdaq listing rules.

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board of directors concerning corporate governance matters. Our board of directors has adopted a written charter for the nominating and corporate governance committee, which is available on our website.

Identifying and Evaluating Director Nominees

The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.

Generally, our nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, our nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval as director nominees for election to the board of directors.

The nominating and corporate governance committee has a policy regarding the consideration of director candidates recommended by stockholders and will consider director candidates recommended by a stockholder in the same manner as all other candidates recommended by other sources. A stockholder may recommend a candidate at any time of the year by writing to the General Counsel and Corporate Secretary at Open Lending Corporation, 1501 S. MoPac Expressway, Suite 450, Austin, Texas 78746.

The board of directors approves minimum qualifications and other criteria for board membership from time to time and has approved the following minimum qualifications to be satisfied by any nominee for a position on the board: high standards of personal and professional ethics and integrity, proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, skills that are complementary to those of the existing board, the ability to assist and support management and make significant contributions to the Company’s success, and an understanding of the fiduciary responsibilities that is required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.

Additionally, the board of directors considers all facts and circumstances that it deems appropriate or advisable in considering director candidates, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, whether the nominee would help achieve a mix that represents a diversity of background and experience, inclusive of gender, race, ethnicity, age, gender identity, gender expression and sexual orientation or other background characteristics, his or her independence and the needs of the board of directors.

Communication with the Directors of Open Lending

Any interested party with concerns about our Company may report such concerns to the board of directors or the Chairman of our board of directors or nominating and corporate governance committee, by submitting a written communication to the attention of such director at the following address:

c/o Open Lending Corporation

1501 S. MoPac Expressway

Suite 450

Austin, Texas 78746

Attn: General Counsel and Corporate Secretary

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, supplier, or other interested party.

A copy of any such written communication may also be forwarded to the Company’s legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with the Company’s legal counsel, with independent advisors, with non-management directors, or with the Company’s management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and applying his or her own discretion.

Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we receive repetitive or duplicative communications.

The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

Role of Our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee is responsible for considering and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee is also responsible for reviewing with management the process by which risk assessment and management is undertaken, monitoring compliance with legal and regulatory requirements, and reviewing the adequacy and effectiveness of our internal controls over financial reporting. Our nominating and corporate governance committee is responsible for periodically evaluating our Company’s corporate governance policies and systems in light of the governance risks that our Company faces and the adequacy of our Company’s policies and procedures designed to address such risks. Our compensation committee assesses and monitors whether any of our compensation policies and programs are reasonably likely to have a material adverse effect on our Company.

Sustainability and Corporate Responsibility

Oversight of Environment, Social and Governance (“ESG”) Matters

Our board’s primary duty of overseeing our corporate strategy includes the board’s responsibility to monitor and advise on how ESG issues may impact our Company’s day-to-day operations and long-term performance. We have begun formalizing this process with the creation of a sustainability working group comprised of internal stakeholders and external advisors. Their current work involves conducting a comprehensive analysis to determine our most salient ESG risks and opportunities. This analysis will utilize the Value Reporting Initiatives’ SASB Standards, the United Nations Sustainable Development Goals, and the Taskforce on Climate-related Financial Disclosures frameworks and will culminate in the production of our inaugural ESG report. As we evaluate our ESG risks and opportunities, issues pertaining to human capital management, financial access, and cybersecurity and data privacy already have been identified as key components of our ESG footprint.

Human Capital Management

Our core values are integrity, accountability, quality, commitment, perseverance, respect and teamwork. We support our mission-driven culture by focusing on employee input and well-being. We believe collaboration is essential to reaching our goals and promote a team-based approach in our day-to-day activities. We maintain respectful relationships with our customers, partners, employees, and communities. Each of our employees adhere to our Code of Business Conduct and Ethics, and have avenues to report inappropriate behavior. We strive to create a dynamic and rewarding environment that recognizes the contributions of all our employees. We promote the health and wellness of our employees by strongly encouraging work-life balance, offering flexible work schedules and dependent care flexible spending accounts, adopting an unlimited vacation policy, keeping the employee portion of health care premiums to a minimum and sponsoring various wellness programs. Since going public in June 2020, we have included equity awards as part of almost every one of our employee’s compensation. Our use of equity compensation allows our employees to participate in our success and is a key component of our rewards strategy to retain, motivate and attract the best talent. Employee equity is the cornerstone of our compensation program along with comprehensive benefits. We also advance career education and development through department-specific and customized corporate training, continual learning, including educational reimbursement programs, and ongoing performance conversations.

Access to Finance

Through our flagship proprietary Lenders Protection Program (“LPP”) product, we offer financing opportunities for underserved borrowers in the automotive loan space. LPP enables lenders to expand their lending guidelines to offer loans to borrowers with lower credit scores and supports the full transaction lifecycle, from the initial application process to advanced data analytics. We seek to provide outstanding products and unsurpassed service to our customers and the consumers they serve in an effort to make the automotive loan space more competitive, which could result in more attractive loan terms that benefit the consumer.

Cybersecurity & Data Privacy

Our business necessitates the collection and storage of consumers’ personally identifiable information (“PII”). As such, cybersecurity & data privacy are a top concern for us. As a preventative measure, we established and enforce the following policies and procedures:

•	Data Classification Guidelines

•	Data Retention and Archival Policy

•	Incident Response Plan

•	Cyber Security Incident Response Handling Guide

•	Employee Security Policy

•	Encryption Policy

•	Server and Workstation Hardening Policy

•	Monitoring and Intrusion Detection Policy

•	Patch Management Policy

In order to ensure our consumers’ data is protected, we conduct bi-annual penetration tests against our application through various third parties and we are audited throughout the year to maintain our SOCII compliance. We also perform an annual evaluation of our alignment with the U.S. Commerce Department’s National Institute of Standards and Technology framework and conduct mandatory and regular awareness programs for employees on cybersecurity. New employees are required to complete security awareness training upon hire and existing employees are required to complete security awareness training annually thereafter. We also conduct internal incident response tests, phishing campaigns, and other security enhancing exercises throughout the year. Our PII Statement succinctly summarizes the measures we have put in place to mitigate the risk of PII exposure.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past. None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees.

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. Our board of directors has adopted a code of ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of ethics is available on our website.

We intend to disclose future amendments to certain provisions of our code of ethics, or waivers of certain provisions as they relate to our directors and executive officers, at the same location on our website or in public filings.

DIRECTOR COMPENSATION

On November 5, 2020, our board of directors approved the Non-Employee Director Compensation Policy, or Director Compensation Policy. The Director Compensation Policy is designed to enable the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries, or Outside Directors. Members of the board of directors who are employed by or otherwise affiliated with any private equity firm or company that is an investor in the Company, or Investor Directors, are not eligible to receive any cash retainers or other form of compensation in connection with their service on the board.

Cash Retainers

Under the Director Compensation Policy, Outside Directors (other than directors who serve on the board pursuant to the terms of an investor rights agreement, or Investor Directors) are eligible to receive cash retainers (which are pro-rated based on the number of actual days served by the director on the board of directors or applicable committee during such calendar quarter or year) as set forth below:

Annual Retainer for Board Membership
Annual service on the board of directors	$50,000
Additional Annual Retainer to Committee Chairs
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating and Corporate Governance Committee Chair	$10,000

Committee chair retainers are in addition to retainers for members of the board of directors. No additional compensation is paid for serving on a committee or attending any Board meetings or other individual committee meetings of the Board.

Initial Grants of Restricted Stock Units

In addition, the Director Compensation Policy provides for an initial, one-time restricted stock unit award, or Initial Award, with a Value (as defined in the Director Compensation Policy) of $50,000 to each new Outside Director (other than an Investor Director) upon his or her election to the board, which shall vest in full on the first anniversary of the date of grant. All vesting shall cease if the director resigns from the board or otherwise ceases to serve as a director of the Company and the Initial Award will be forfeited. If a new Outside Director joins the board on a date other than the date of the Annual Meeting of Stockholders of the Company, then such Outside Director may be granted a pro-rata portion of the Initial Award based on the time between such Outside Director’s appointment and the next Annual Meeting (provided, that for any Outside Director who served on the board during the calendar year the Director Compensation Policy is adopted, no such proration shall apply to the Initial Award). Grants shall occur as soon as administratively practicable following such Outside Director’s appointment to the board.

Annual Grants of Restricted Stock Units

Further, following the Annual Meeting, each continuing Outside Director (other than an Investor Director), other than a director receiving an Initial Award, will receive an annual restricted stock unit award, or Annual Award, with a Value of approximately $50,000, which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting. All vesting shall cease if the director resigns from the board or otherwise ceases to serve as a director of the Company, unless the board determines that the circumstances warrant continuation of vesting. All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and nonforfeitable upon a “sale event” (as defined in the 2020 Plan).

We reimburse all reasonable out-of-pocket expenses incurred by non-employee members of our board of directors for their attendance at meetings of the board or any committee thereof.

The following table presents the total compensation for each person who served as a non-employee member of our board of directors during the year ended December 31, 2021. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to or pay any other compensation to any of the non-employee members of our board of directors in 2021. During the fiscal year ended December 31, 2021, Mr. Flynn, our Chairman and Chief Executive Officer, and Mr. Jessup, our President and Chief Operating Officer, were members of our board of directors, as well as employees, and thus received no additional compensation for their service as a director. Messrs. Flynn and Jessup’s compensation for service as employees is presented in the “Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Total ($)
Adam H. Clammer	—	—	—
Eric A. Feldstein	50,000	49,993	99,993
Blair J. Greenberg	—	—	—
Shubhi Rao	50,000	49,993	99,993
Jessica Snyder	64,750	49,993	114,743
Gene Yoon	—	—	—
William Heldfond	—	—	—

(1)

Amounts reported represent the aggregate grant date fair value of the restricted stock units granted during fiscal 2021 under our 2020 Plan as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the directors.

(2)

Notwithstanding the respective restricted stock unit vesting schedules, all the restricted stock units are subject to full accelerated vesting upon a “sale event” (as defined in our Director Compensation Policy).

(3)

As of December 31, 2021, each of our Outside Directors other than Investor Directors held 1,198 restricted stock units. These restricted stock units will vest on July 9, 2022, the first anniversary of the grant date, subject to the director’s continued service through such date.

PROPOSAL 1: ELECTION OF THREE CLASS II DIRECTOR NOMINEES

Our board of directors is divided into three classes, with one class of our directors standing for election each year. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Adam H. Clammer, Blair J. Greenberg, and Shubhi Rao are the directors whose terms expire at the Annual Meeting and each of them has been nominated for and has agreed to stand for re-election to the board of directors to serve as a Class II director of the Company until the 2025 annual meeting and until his or her successor is duly elected and qualified. Our articles of incorporation provide that the size of our board of directors will be determined from time to time by resolution of our board of directors. The board of directors currently consists of nine members.

It is intended that, unless you give contrary instructions, shares represented by proxies solicited by the board of directors will be voted for the election of the director nominees listed below. We have no reason to believe that the director nominees will be unavailable for election at the Annual Meeting. Your proxy cannot be voted for a greater number of persons than the number of director nominees named in this proxy statement.

Information relating to the director nominee and each continuing director, including his or her period of service as a director of the Company, principal occupation and other biographical material is described in the section titled “Board of Directors and Corporate Governance.”

Voting Requirement to Approve Proposal

For Proposal 1, the three nominees receiving the plurality of votes properly cast will be elected as directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH DIRECTOR NOMINEE FOR CLASS II DIRECTOR: ADAM H. CLAMMER, BLAIR J. GREENBERG AND SHUBHI RAO (PROPOSAL 1 ON YOUR PROXY CARD)

PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, independent registered public accounting firm, has been selected by the audit committee as auditors for the Company for the fiscal year ending December 31, 2022. Ernst & Young LLP has served as the independent registered public accounting firm for the Company since 2020. A representative of Ernst & Young LLP is expected to virtually attend the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. The Company requests such ratification as a matter of good corporate practice. The selection of Ernst & Young LLP as our independent registered public accounting firm will be ratified if the votes cast FOR exceed the votes cast AGAINST the proposal. Brokers, bankers and other nominees have discretionary voting power on this routine matter. Abstentions and broker non-votes will have no effect on the ratification. If the stockholders do not ratify the selection, the audit committee will reconsider whether to retain Ernst & Young LLP, but still may retain the firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Independent Registered Public Accounting Firm Fees

The following is a summary and description of fees incurred by the Company for the fiscal years ended December 31, 2021 and 2020.

Fee Category	Year ended December 31, 2021(1)	Year ended December 31, 2020(3)
Audit Fees(2)	$1,460,000	$2,299,022
Audit-Related Fees	—	—
Tax Fees	$516,671	$311,684
All Other Fees	—	—

Total	$1,976,671	$2,610,706

(1)	Fees paid to Ernst & Young LLP.
(2)

“Audit Fees” consist of fees for the audit of our annual consolidated financial statements, registration statements on Form S-1 and registration statement on Form S-8. “Audit Fees” also includes fees for the audit of Open Lending LLC’s consolidated financial statements for 2019, 2018 and 2017 which Ernst & Young was engaged to perform in 2020.

(3)	Excludes $145,250 to Maxwell Locke & Ritter LLP for tax compliance services in 2020.

Pre-Approval Policies and Procedures

The Company’s audit committee has adopted procedures requiring the pre-approval of all non-audit services performed by the Company’s independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the audit committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The audit committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

The standard applied by the audit committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid for such services and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit.

Voting Requirement to Approve Proposal

For Proposal 2, a majority of the votes properly cast is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2 ON YOUR PROXY CARD)

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with SEC rules, we are seeking an advisory vote from our stockholders on how often we should hold an advisory vote to approve our named executive officer compensation. You may vote for every one year, two years, or three years, or you may abstain from voting.

After considering the benefits and consequences of each alternative, our board of directors recommends that the advisory vote on the compensation of our named executive officers be submitted annually. In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on the compensation of our named executive officers will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices. Our first advisory vote to approve our named executive officer compensation would be included in the proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2023.

Voting Requirement to Approve Proposal

For Proposal 3, a majority of the votes properly cast is required to approve the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers. The alternative among one year, two years or three years that receives the highest number of votes of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote will be deemed to be the frequency preferred by our stockholders.

However, because this is an advisory vote and therefore not binding on our board of directors or our Company, our board of directors may decide that it is in the best interests of our stockholders that we hold an advisory vote on the compensation of our named executive officers more or less frequently than the option preferred by our stockholders. The results of the vote will not be construed to create or imply any change or addition to the fiduciary duties of our board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “ONE YEAR” AS THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL 3 ON YOUR PROXY CARD)

AUDIT COMMITTEE REPORT

Report of the Audit Committee of the Board of Directors

This report is submitted by the audit committee of the board of directors of the Company. The audit committee currently consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of the Company, and the board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable Nasdaq rules. In addition, each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. The Board has designated Ms. Snyder as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee operates under a written charter adopted by the board of directors.

The audit committee’s general role is to assist the board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the Company’s financial statements for the fiscal year ended December 31, 2021 and met with management, as well as with representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of Ernst & Young LLP the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) and SEC standards.

In addition, the audit committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with members of Ernst & Young LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2021 be included in its Annual Report on Form 10-K for the year ended December 31, 2021.

The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” or incorporated by reference into any past or future filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

Respectfully submitted by the
Audit Committee,

Jessica Snyder, Chair Eric A. Feldstein Shubhi Rao

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers, as of April 20, 2022:

Name	Age	Position
John J. Flynn(1)	66	Chief Executive Officer, Chairman and Class III Director
Ross M. Jessup(2)	58	President, Chief Operating Officer and Class III Director
Charles D. Jehl	53	Chief Financial Officer

(1)	Mr. Flynn is also a director of the Company and his biographical information appears on page 8.
(2)	Mr. Jessup is also a director of the Company and his biographical information appears on page 9.

The following table sets forth information regarding our key management team, as of April 20, 2022:

Name	Age	Position
Cecilia Camarillo	54	Chief Accounting Officer
Sarah Lackey	39	Chief Technology Officer
Matthew R. Roe	39	Chief Revenue Officer
Matthew S. Stark	49	General Counsel and Corporate Secretary

Executive Officers

Charles D. Jehl has served as the Chief Financial Officer of Open Lending since August 28, 2020. Prior to his appointment, Mr. Jehl served as a consultant to the Company since April 2020. From 2015 through 2019, Mr. Jehl served as Chief Financial Officer and Treasurer of Forestar Group Inc., a New York Stock Exchange (“NYSE”) listed company (“Forestar Group”). Prior to that, Mr. Jehl served in other executive positions with Forestar Group, including Chief Accounting Officer from 2005 to 2013. Mr. Jehl is a Certified Public Accountant licensed in the state of Texas and a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. He holds a Bachelor of Arts degree in Accounting from Concordia University at Austin.

Key Management

Cecilia Camarillo has served as the Chief Accounting Officer of Open Lending since August 2021. Prior to her appointment, Ms. Camarillo spent seven years at Parsley Energy Inc. (“Parsley”), a NYSE listed company, in leadership roles including Controller and Senior Vice President of Accounting. Prior to Parsley, Ms. Camarillo served as Director of Tax for Concho Resources Inc., a NYSE listed company. Ms. Camarillo is a Certified Public Accountant licensed in the state of Texas and holds a B.B.A. in Accounting from West Texas A&M University.

Sarah Lackey has served as the Chief Technology Officer since August 28, 2020. Prior to her appointment as Chief Technology Officer, Ms. Lackey served as the Company’s Senior Vice President of IT Operations since November 2019, and in various other roles in the Company’s technology department since 2016. Prior to Open Lending, Ms. Lackey served as Vice President and co-owner of SJB Industries DBA Bates Painting. Previously, she spent over 10 years at Hewlett-Packard in software engineering. She holds a bachelor’s degree in Computer Science from Texas A&M University.

Matthew R. Roe has served as the Chief Revenue Officer of Open Lending since October 2019. Mr. Roe has been with Open Lending since 2007, and has worked in a variety of roles across the marketing, implementation, operations, finance and IT systems divisions, including as Marketing Manager from September 2010 to April 2016, National Accounts Manager from January 2013 to December 2016, Regional Vice President of Sales from April 2016 to October 2017 and Senior Vice President from October 2017 to October 2019. Mr. Roe has more than ten years of experience working with the Open Lending’s marketing, account management, sales and product teams. Mr. Roe holds a Bachelor of Arts degree from Texas State University.

Matthew S. Stark has served as the General Counsel and Corporate Secretary of Open Lending since January 2021. Prior to his appointment, Mr. Stark served as General Counsel and Senior Vice President of Forestar Group Inc., a NYSE listed company. Prior to that, Mr. Stark served as the Assistant General Counsel of David Weekley Homes and as the Senior Regional Counsel of KB Home, a publicly-traded national homebuilder. Mr. Stark holds a B.A. in History from the University of Utah and a J.D. from the University of Texas School of Law.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (CD&A) describes our executive compensation philosophy and the material components of the executive compensation program offered to our Named Executive Officers (NEOs) for 2021.

Our Named Executive Officers for 2021 consist of the following persons:

•	John J. Flynn, our Chief Executive Officer (CEO)

•	Ross M. Jessup, our President and Chief Operating Officer (COO)

•	Charles D. Jehl, our Chief Financial Officer (CFO)

Effective in 2022, we plan to identify additional individuals that we consider Key Management as executive officers and the compensation of two of these individuals (in addition to the three NEOs disclosed above) will be included in the Executive Compensation disclosure of our 2023 annual proxy statement as set forth in the applicable SEC guidelines.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt could vary significantly from our historical practices and currently planned programs summarized in this discussion.

Compensation Philosophy and Objectives of our Compensation Program

Our philosophy is to compensate our executives on the basis of the success of their efforts, through a combination of base salary and variable incentive compensation dependent on the Company’s performance as well as the performance of each individual. Compensation levels should reflect competitive market practice and also be internally aligned. Our incentive programs are structured so that payments are not earned if minimum performance thresholds are not achieved, and above-market compensation is earned only if warranted by exceptional Company and individual performance.

Our executive compensation program is guided by the following principles, which are intended to support the Company’s pay-for-performance philosophy:

•	Total compensation programs should be designed to strengthen the relationship between pay and performance, with a resulting emphasis on variable, rather than fixed, forms of compensation.

•

Compensation should generally increase with position and responsibility. Total compensation should be higher for individuals with greater responsibility and greater ability to influence the Company’s results.

•	Total compensation opportunities should be in line with companies of similar size, industry and complexity.

•	Management should focus on the long-term interests of stockholders.

•	Incentive programs should not encourage excessive risk taking.

The executive compensation program is designed to:

•	Attract and retain individuals who have the skills, attributes and experience we believe are critical for the long-term success of our Company;

•	Motivate executives by linking compensation to the achievement of corporate goals that we believe best align with long-term shareholder value creation; and

•	Consistently recognize and reward superior performers through a compensation program that provides a combination of annual cash awards and stock grants.

How We Determine Compensation

The compensation committee of the board of directors, composed entirely of independent directors, is responsible for reviewing and recommending to the board the annual compensation program and policies for the NEOs, including the CEO. In addition, the compensation committee is responsible for evaluating the performance of the NEOs on an annual basis and recommending to the board the NEOs’ compensation levels, structure and mix of pay. Working with the compensation committee, the board is also responsible for approving executive compensation policies and plans including annual bonus, stock and benefit plans.

In determining the compensation program design and compensation levels, the compensation committee relies on information provided by management as well as an independent outside consultant, Arthur J. Gallagher & Co. (Gallagher). Management’s role is to ensure that the Company’s compensation programs and policies reflect the Company’s strategic and operational goals and to provide insight on Company and individual performance. Members of management, including the CEO and/or General Counsel and Corporate Secretary, frequently attend compensation committee meetings to report on various compensation-related matters.

Gallagher is retained by the compensation committee to provide guidance and assistance with the decision-making process as it relates to executive compensation. The compensation committee assessed the independence of Gallagher in accordance with the Nasdaq Rules and applicable SEC regulations and concluded that Gallagher’s work does not raise any conflict of interest. Gallagher’s primary responsibilities in 2021 were to provide advice on equity award levels as well as development of a policy regarding the CEO’s ability to grant stock awards to certain employees without needing compensation committee approval for each award. However, in 2020, Gallagher assisted the compensation committee in determining compensation programs and pay levels appropriate for a public company in anticipation of the Company’s public offering of stock in June 2020. Gallagher also worked with outside counsel in drafting various documents such as the 2020 Stock Option and Incentive Plan, employment agreements for the NEOs, and stock award agreements.

Targeted Compensation Levels

The total direct compensation opportunities (i.e., base salary, annual incentives and long-term incentives) offered to our named executive officers were designed to be competitive with market practices, to support our executive recruitment and retention objectives, and to be internally equitable among executives. Total compensation opportunity is targeted generally to the 50th percentile of the market, but actual pay may vary above or below target levels based on Company and individual performance relative to the goals set forth in our short- and long-term incentive plans.

In determining total compensation opportunities, the compensation committee considers:

•	Competitive compensation information and input provided by Gallagher;

•	The Board’s performance evaluation of the CEO; and

•	The CEO’s performance review and recommendation for each of the other NEOs.

Competitive Benchmarking

The compensation committee compares total compensation opportunities to competitive benchmarks when setting pay levels for the NEOs. During 2020, prior to our initial public offering in June 2020, Gallagher performed a competitive total compensation market analysis based on data obtained from a peer group of publicly traded companies for positions with similar responsibilities. The compensation committee did not have Gallagher conduct a new market compensation analysis during 2021 because the compensation programs and levels determined in 2020 were carried forward to 2021. The compensation committee plans to have Gallagher conduct a current benchmarking analysis in 2022 that will inform compensation decisions for 2022 as well as 2023. In conjunction with this benchmark analysis, Gallagher will review the peer group used in the 2020 analysis and revise it as appropriate based on the Company’s current financial and operational profile.

Elements of Compensation

In 2021, the principal elements of our executive compensation program were base salary, annual cash bonuses and long-term incentives in the form of time- and performance-based restricted stock units (RSUs).

Base Salaries

Each of our NEOs receives a base salary, which has been established by our board, taking into account each individual’s role, responsibilities, skills, and experience. Base salaries for our NEOs are reviewed annually by our compensation committee and our board, and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Base salaries for our NEOs were unchanged in 2021 as shown below:

Name	2021 Base Salary	2020 Base Salary	Percentage Increase
John J. Flynn	$500,000	$500,000	0%
Ross M. Jessup	$500,000	$500,000	0%
Charles D. Jehl	$375,000	$375,000	0%

Annual Cash Bonuses

In November 2020, we adopted a Senior Executive Cash Incentive Bonus Plan, or the Bonus Plan, in which Messrs. Flynn, Jessup and Jehl were participants during 2021. Each of these executives is eligible to earn an annual cash incentive bonus based on Company and individual achievement of performance targets established by the board, in its discretion. The performance targets can be related to financial and operational measures or objectives with respect to our Company, referred to as corporate performance goals, as well as individual performance objectives. Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the board and communicated to each executive.

For 2021, each of the NEOs were eligible to earn a target bonus amount, which reflects a percentage of their annual base salaries, as shown in the table below. These target bonuses were unchanged from 2020. These target award amounts may be increased or decreased based on performance, with threshold and maximum opportunities equal to 75% and 125% of target, respectively.

Name	Target Bonus (% of Salary)	Target Bonus
John J. Flynn	80%	$400,000
Ross M. Jessup	80%	$400,000
Charles D. Jehl	80%	$300,000

The corporate performance goals will be measured at the end of the performance period after our financial reports have been published or such other appropriate time as the compensation committee determines. If the corporate performance goals and individual performance objectives are met, payments will be made as soon as practicable following the end of the performance period, but not later than March 15 after the end of the fiscal year in which such performance period ends. Subject to the rights contained in any agreement between the executive officer and the Company, an executive officer must be in a service relationship with us on the bonus payment date to be eligible to receive the bonus payment.

With respect to fiscal year ended December 31, 2021, 85% of the target bonus for Messrs. Flynn, Jessup and Jehl was based on achievement of four quantitative Company goals and the remaining 15% of the target bonus was based on achievement of individual goals established for and agreed to by the applicable executive. The table below provides the specific quantitative metrics, goals and actual results:

Performance Metric	Weight	Threshold (75% Payout)	Target (100% Payout)	Maximum (125% Payout)	Actual Result	Actual Attainment[1]
Certified Loans	15%	161,000	183,500	206,000	171,697	86.9%
Revenue ($M)	20%	$184.0	$209.0	$234.0	$215.7	106.7%
Adjusted EBITDA ($M)	25%	$125.0	$146.5	$168.0	$155.0	109.9%
Adjusted Operating Cash Flow ($M)	25%	$82.0	$96.5	$111.0	$129.2	156.4%

Total	85%					100.9%

(1)	Reflects percent of target attained with respect to each performance metric.

These performance metrics were selected by the compensation committee as they are key measures used by the board to monitor the Company’s financial performance and also reflect a strategy of building sustainable long-term growth of the Company. Furthermore, the compensation committee designed these performance metrics to align executive compensation with the Company’s publicly-stated guidance targets.

For the fiscal year ended December 31, 2021, each of the executives had individual (qualitative) goals equally weighted at 7.5% involving various strategic and operational priorities such as onboarding a new insurance carrier, signing another captive finance company of an original equipment manufacturer and completing the build-out of our finance and accounting team and new accounting system implementation. For the individual portion of the Bonus Plan, Messrs. Flynn and Jessup achieved 50% of the total and Mr. Jehl achieved 100% of the total.

Based on the achievement of the corporate and individual performance goals described above, bonus payouts for Messrs. Flynn, Jessup and Jehl were $433,776, $433,776, and $347,832, respectively, as shown in the table below.

Executive	Percentage of Target Earned	2021 Actual Bonus Payout	Percentage of 2021 Base Salary
John J. Flynn	108.4%	$433,776	86.8%
Ross M. Jessup	108.4%	$433,776	86.8%
Charles D. Jehl	115.9%	$347,832	92.8%

The bonuses paid to each NEO for the fiscal year ended December 31, 2021 are set forth in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

The board also has the ability to grant additional discretionary bonuses to our NEOs on a case-by-case basis. However, no discretionary bonuses were awarded for 2021.

Equity Compensation

Equity-based compensation is an integral part of our overall compensation program. Providing our executive officers with the opportunity to create significant wealth through stock ownership is a powerful tool to attract and retain highly-qualified executives, achieve strong long-term stock price performance, align our executives’ interests with those of our stockholders and provide a means to build real ownership in the Company.

In the fourth quarter of 2020, the board approved initial LTI awards for all of the NEOs. This award consisted of time-based RSUs (50%) and performance-based RSUs (50%). The time-based RSUs were granted on November 5, 2020, but the grant of performance-based RSUs was delayed until January 4, 2021 to align the three-year performance period with the start of fiscal 2021. As a result, half of the initial award is shown as 2020 compensation in the Summary Compensation Table and the other half is shown in 2021. Beginning in 2022, we intend to grant both forms of equity at the same time.

The total targeted value of the initial LTI award and number of shares granted to each executive are shown in the table below. However, the actual grant date fair value shown in the Summary Compensation Table varies from these targeted amounts primarily due to timing of when the number of shares to be granted was determined and when the actual grant was made.

		Time-Based RSUs[1]		Performance-Based RSUs[2]
Name	Targeted Total Award Value (2020/2021)	Targeted Award Value[3]	# of Shares	Targeted Award Value[3]	# of Shares
John J. Flynn	$1,750,000	$875,000	38,580	$875,000	38,580
Ross M. Jessup	$1,250,000	$625,000	27,557	$625,000	27,558
Charles D. Jehl	$750,000	$375,000	16,534	$375,000	16,535

(1)	Granted November 5, 2020.
(2)	Granted January 4, 2021.
(3)

The actual grant date fair value as shown in the Summary Compensation Table and the Grants of Plan-Based Awards During Fiscal 2021 table are different due to the timing of when the grants were actually made.

As previously disclosed in the 2021 proxy statement, the time-based RSUs vest based on continued employment over a three-year and nine-month period. The first 25% of the award vested on November 5, 2021 with the remainder of the award vesting equally in quarterly installments from February 5, 2022 through August 5, 2024.

The performance-based RSUs granted in 2021 are subject to continued employment as well as the satisfaction of performance goals. For this award, the performance goals are revenue and cash EBITDA, each measured on a cumulative basis over the three-year performance period from January 1, 2021 through December 31, 2023. The two goals are equally weighted at 50% each. If the Company achieves less than the threshold level of performance for a performance metric, 0% of the RSUs subject to such performance metric will be earned for the performance period. If the Company achieves 100% of the threshold performance for a performance metric, 50% of the RSUs subject to such performance metric shall be earned for the performance period. If the Company achieves 100% or more of target performance for a performance metric, 100% of the RSUs subject to such performance metric shall be earned for the performance period. For Company performance exceeding threshold performance but less than target performance for a performance metric, the number of RSUs that will be earned for such performance period shall be determined by straight line interpolation between threshold and target performance levels. In no event will the number of RSUs earned with respect to any performance metric exceed the target level.

On May 6, 2021, Mr. Jehl was granted a special, one-time award of time-based RSUs with a grant date value of approximately $5.8 million. This award will vest based on continued employment over four years, with 50% vesting on the two-year anniversary of the grant date, an additional 25% on the three-year anniversary of the grant date, and the remaining 25% on the four-year anniversary of the grant date. The purpose of this award is to recognize Mr. Jehl’s exceptional performance since he started with our Company as a consultant in April 2020 and transitioned to CFO in August 2020. Specifically, we noted the following when making this award:

•	Mr. Jehl started with us in April 2020 as a consultant to guide the Company through the public offering that occurred in June 2020 due to his prior experience as a CFO with a public company.

•

As a consultant, Mr. Jehl received a rate that approximated the base salary rate for a public company CFO but he did not receive any other compensation such as cash bonuses or stock awards during this timeframe.

•	Mr. Jehl was instrumental in our very successful public offering and the continued success that the Company has had since then.

•

He began employment with the Company as CFO in August 2020, and did not receive any stock awards until November 2020 when all members of the executive team received their initial stock awards as a public company.

•

Mr. Jehl had no stock ownership in the Company at the time of the grant (no stock awards were vested at May 5, 2021), so the board and Management were concerned about retention in addition to wanting to reward Mr. Jehl for exceptional performance over the last year.

Other Benefit Plans and Perquisites

401(k) Plan

We maintain a retirement savings plan, or 401(k) plan, that provides eligible U.S. employees, including each of our executive officers, with an opportunity to save for retirement on a tax advantaged basis. Under the 401(k) Plan, eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Code. Our employees’ pre-tax contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. Under the provisions of the 401(k) Plan, we make a safe harbor nonelective contribution equal to 3% of each participant’s compensation and may make discretionary matching contributions, as well as profit sharing contributions, as determined by management in its discretion.

Pension Benefits

We do not maintain any pension benefit or retirement plans other than the 401(k) Plan.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Perquisites

We currently pay country club dues on behalf of Messrs. Flynn and Jessup. We previously provided both executives with an auto allowance, but we ended this program effective February 2021. The value of these perquisites is disclosed in the Summary Compensation Table in the “All Other Compensation” column.

Employee Benefit Plans

Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees.

Incentive Plan for Non-Commissioned Staff

Each of the named executive officers participates in the Company’s incentive plan for non-commissioned staff. The incentive plan for non-commissioned staff provides a monthly cash commission based on the attainment of pre-determined metrics related to the total number of certified loans in that month as compared to budget. No commissions will be earned under the plan to the extent that the targeted threshold for that month is not attained. To the extent the applicable metrics are attained, monthly commissions under the plan range from 0.25% to 0.75% of annual salary.

Employment Agreements

We have entered into employment agreements with Messrs. Flynn, Jessup and Jehl. These agreements provide for “at-will” employment and generally include the executive’s initial base salary, initial target bonus opportunity, and an initial equity award. See the specific details for each executive below.

These employment agreements also provide for payments upon a qualifying termination of employment, including in connection with a change in control of our Company. We believe that entering into these arrangements will provide executives with increased security in the event of a change in control and enable them to maintain continued focus and dedication to their responsibilities, which will help maximize stockholder value. For a summary of the material terms and conditions of these agreements as it relates to severance upon termination, please see “Potential Payments Upon a Termination or Change in Control.”

Employment Agreement with Mr. Flynn

The Company entered into an employment agreement with John J. Flynn, or, as amended, the Flynn Employment Agreement, effective as of August 28, 2020, in which Mr. Flynn will serve as the Chairman and Chief Executive Officer of the Company. Mr. Flynn will have an initial base salary of $500,000 per year, subject to periodic review and adjustment by the board of directors. Commencing in the fiscal year 2021, Mr. Flynn is eligible to receive cash incentive compensation as determined by the board of directors and the compensation committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Pursuant to the First Amendment to the Flynn Employment Agreement, effective November 5, 2020, Mr. Flynn received a grant of 38,580 restricted stock units on November 5, 2020, or the Flynn Time-Based Grant. The Flynn Time-Based Grant will vest over three years and nine months from November 5, 2020 and shall be fully vested no later than August 5, 2024.

Employment Agreement with Mr. Jessup

The Company entered into an employment agreement with Ross M. Jessup, or, as amended, the Jessup Employment Agreement, effective as of August 28, 2020, in which Mr. Jessup will serve as the President and Chief Operating Officer of the Company. Mr. Jessup will have an initial base salary of $500,000 per year, subject to periodic review and adjustment by the board of directors. Commencing in the fiscal year 2021, Mr. Jessup is eligible to receive cash incentive compensation as determined by the board of directors and the compensation committee of the board of directors, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Pursuant to the First Amendment to the Jessup Employment Agreement, effective November 5, 2020, Mr. Jessup received a grant of 27,557 restricted stock units on November 5, 2020, or the Jessup Time-Based Grant. The Jessup Time-Based Grant will vest over three years and nine months beginning November 5, 2020 and shall be fully vested no later than August 5, 2024.

Employment Agreement with Mr. Jehl

The Company entered into an employment agreement with Charles D. Jehl, or, as amended, the Jehl Employment Agreement, effective as of August 28, 2020, in which Mr. Jehl will serve as the Chief Financial Officer and

Treasurer of the Company. Mr. Jehl will have an initial base salary of $375,000 per year, subject to periodic review and adjustment by the board of directors. Mr. Jehl will be eligible to receive cash incentive compensation as determined by the board of directors and the compensation committee of board of directors, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Pursuant to the First Amendment to the Jehl Employment Agreement, effective November 5, 2020, Mr. Jehl received a grant of 16,534 restricted stock units on November 5, 2020, or the Jehl Time-Based Grant. The Jehl Time-Based Grant will vest over three years and nine months beginning November 5, 2020 and shall be fully vested no later than August 5, 2024.

Other Factors Affecting Executive Compensation

Compensation Risk Assessment

We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Tax Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on certain compensation in excess of $1 million paid to each covered executive officer in any taxable year. Until 2018, compensation that was “performance-based” under the Internal Revenue Code’s definition was exempt from this limit. On December 22, 2017, the Tax Cuts and Jobs Act was signed into law, and one of its provisions eliminated the “performance-based” exception for deducting compensation in excess of $1 million under Section 162(m).

While the compensation committee recognizes the non-deductibility provisions of Code Section 162(m), the compensation committee believes that stockholder interests are best served by not restricting the committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in non-deductible compensation expenses.

Compensation Committee Report

The compensation committee of the board of directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth above, as required by Item 402(b) of Regulation S-K, and, based on such review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for incorporation by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Respectfully submitted by the
Compensation Committee,

Blair Greenberg, Chair
Adam Clammer
Shubhi Rao

Executive Compensation Tables

The following table presents information regarding the compensation awarded to, earned by, or paid to our named executive officers for services rendered to us, in all capacities, during the fiscal years ended December 31, 2021, 2020 and 2019, as applicable.

Summary Compensation Table

Name	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
John J. Flynn Chief Executive Officer	2021	$555,760	$0	$1,290,115	$433,776	$19,850	$2,299,501
	2020	$417,670	$2,325,966	$1,087,956	$532,159	$34,273	$4,398,024
	2019	$400,000	$141,662	$0	$220,000	$25,200	$786,862
Ross M. Jessup President and Chief Operating Officer	2021	$555,760	$0	$921,540	$433,776	$16,045	$1,927,120
	2020	$417,670	$2,288,466	$777,107	$569,659	$27,329	$4,080,231
	2019	$400,000	$141,662	$0	$220,000	$25,200	$786,862
Charles D. Jehl Chief Financial Officer	2021	$416,820	$0	$6,350,430	$347,832	$8,700	$7,123,782
	2020	$136,430	$125,000	$616,198	$427,245	$142,101	$1,446,974

(1)	Amounts reported represent amounts paid as base salary and commission payments, and reflect commission payments to Messrs. Flynn and Jessup of $55,760 and Mr. Jehl of $41,820.
(2)

For 2020, amounts reported represent $2,058,125 in transaction bonuses in connection with the Business Combination to each of Messrs. Flynn and Jessup, and $267,841, $230,341 and $125,000, respectively, for each of Messrs. Flynn, Jessup and Jehl in discretionary bonus amounts in excess of the stretch threshold paid out as annual cash incentive bonuses, as disclosed in the “—Non-Equity Incentive Compensation” column.

(3)

Amounts reported represent the aggregate grant date fair value of all equity awards made in the applicable year under our 2020 Stock Option and Incentive Plan, or the 2020 Plan, as computed in accordance with FASB ASC Topic 718. The grant date fair value of the performance-based RSUs granted in 2021 is based on the closing price of the common stock on the date of grant and the probable outcome of performance-based conditions at the time of grant. The value of the performance-based RSUs granted in 2021 is shown at the target level of performance, which is the maximum payout under the terms of the awards. The grant date fair value of the time-based RSUs granted in 2021 is based on the closing price of the common stock on the date of grant. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions and these amounts do not necessarily correspond to the actual value that may be recognized by the executives from these awards.

(4)

Amounts reported reflect annual cash incentive bonuses, which were awarded based on achievement of corporate performance goals. The 2021 annual cash incentive bonus determinations are described in more detail under the heading “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Bonuses.”

(5)	Amounts reported reflect the following for 2021:

Name	401(k) Safe Harbor Match	Life Insurance Premiums	Country Club Dues	Auto Allowance (1)	Total
John J. Flynn	$8,700	$3,545	$6,552	$1,053	$19,850
Ross M. Jessup	$8,700	$4,010	$2,331	$1,004	$16,045
Charles D. Jehl	$8,700	$0	$0	$0	$8,700

(1)	Amounts reported represent only one month of the auto allowance since the program was discontinued after January 2021.

Grants of Plan-Based Awards Table

The following table summarizes annual bonus and equity awards for each named executive officer as of December 31, 2021. Awards to the NEOs, and to other key executives, were made in fiscal 2021 under two separate plans or programs:

•

Cash awards under our Senior Executive Cash Incentive Bonus Plan, with payouts determined based on achievement of performance measures established at the beginning of the fiscal year, as described in more detail in “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Bonuses;” and

•

Equity awards under the terms of our 2020 Stock Option and Incentive Plan, which include a performance component and a time-vesting component, as described in more detail in “Compensation Discussion and Analysis – Elements of Compensation – Equity Compensation.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards:
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)(#)	Grant Date Fair Value of Stock and Option Awards ($)
John J. Flynn	Annual Cash Bonus Performance-Based RSUS	1/4/2021	$300,000	$400,000	$500,000	19,290	38,580	38,580			$1,290,115
Ross M. Jessup	Annual Cash Bonus Performance-Based RSUs	1/4/2021	$300,000	$400,000	$500,000	13,779	27,558	27,558			$921,540
Charles D. Jehl	Annual Cash Bonus Performance-Based RSUs Time-Based RSUs (3)	1/4/2021 5/6/2021	$225,000	$300,000	$375,000	8,268	16,535	16,535	150,000	$ $	552,930 5,797,500

(1)

These amounts represent the estimated possible payouts of annual cash incentive bonuses for fiscal 2021 under our annual cash bonus program for each of our NEOs. The actual amounts earned under the annual cash bonus program for fiscal 2021 are disclosed in the Summary Compensation Table above in the ‘‘Non-Equity Incentive Plan Compensation’’ column.

(2)

Vesting of these performance-based restricted stock units is subject to achievement of pre-established performance criteria for cumulative revenue and cumulative cash EBITDA over the three-year period commencing January 1, 2021, the beginning of our fiscal 2021. Please see ‘‘Compensation Discussion and Analysis – Elements of Compensation – Equity Compensation” for more information.

(3)

Reflects a special, one-time grant of time-based restricted stock units (RSUs) that vests over four years, with 50% of the RSUs vesting on the two-year anniversary of the grant date, 25% vesting on the three-year anniversary date and the final 25% on the four-year anniversary date, subject to continued employment through each vesting date.

Outstanding Equity Awards at December 31, 2021

The following table summarizes the outstanding equity plan awards for each named executive officer as of December 31, 2021.

		Stock Awards
Name	Grant	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Note Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John J. Flynn	11/5/2020 1/4/2021	28,935	(2)		$650,459	38,580	(5)	$867,278
Ross M. Jessup	11/5/2020 1/4/2021	20,668	(2)		$464,617	27,558	(5)	$619,504
Charles D. Jehl	11/5/2020 11/5/2020 1/4/2021 5/6/2021	12,401 3,563 150,000	(2) (3) (4)	$ $ $	278,774 80,096 3,372,000	16,535	(5)	$371,707

(1)

Market value is calculated based on the closing price of our common stock on December 31, 2021, the last trading day of the year, as reported on the Nasdaq ($22.48 per share), times the number of unvested stock units.

(2)

Represents time-based RSUs that vested 25% on the first anniversary of the grant date, and then vest in equal quarterly installments thereafter until August 5, 2024 (the final vesting date), subject to continued employment through each vesting date.

(3)

Represents an additional grant of time-based RSUs to recognize Mr. Jehl’s hiring in August 2020. These RSUs vested one-third on the first anniversary of the grant date, and then vest in equal quarterly installments thereafter until November 5, 2023 (the final vesting date), subject to continued employment through each vesting date.

(4)

Represents a special, one-time grant of time-based RSUs that vests over four years, with 50% of the RSUs vesting on the two-year anniversary of the grant date, 25% vesting on the three-year anniversary and the final 25% on the four-year anniversary, subject to continued employment through each vesting date.

(5)

Represents performance-based RSUs that will vest, if any, at the end of the three-year performance period based on achievement of cumulative revenue and cumulative cash EBITDA, subject to continued employment during the performance period.

Option Exercises and Stock Vested During Fiscal 2021

The following table provides information regarding the vesting of restricted stock units held by each named executive officer during fiscal 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John J. Flynn	9,645	$327,351
Ross M. Jessup	6,889	$233,813
Charles D. Jehl	5,887	$199,805

(1)	Value realized represents the number of shares vested multiplied by the closing stock price on the vesting date.

Potential Payments Upon Termination or Change in Control

All cash payments provided to our NEOs upon termination or a change in control are conditioned upon provisions included in the employment agreements entered into effective as of August 28, 2020 and described below. Provisions related to early vesting of equity awards upon termination or a change in control are included in the respective award agreements, details of which are also provided below.

Employment Agreement with Mr. Flynn

The Company entered into an employment agreement with John J. Flynn, or, as amended, the Flynn Employment Agreement, effective as of August 28, 2020, in which Mr. Flynn will serve as the Chairman and Chief Executive Officer of the Company. The Flynn Employment Agreement further describes the payments and benefits to which Mr. Flynn would be entitled upon termination of his employment under certain circumstances. Specifically, if Mr. Flynn’s employment is terminated either by the Company without “cause” or by Mr. Flynn for “good reason” (each as defined in the Flynn Employment Agreement), Mr. Flynn will be entitled to receive an amount equal to 24 months of pay at the Flynn Compensation Rate (as defined in the Flynn Employment Agreement), paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months, subject to Mr. Flynn’s execution of a release of claims in favor of the Company. For a period of up to 18 months, the Company will also pay to the group health plan provider, the COBRA provider or Mr. Flynn a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Flynn if he had remained employed by the Company, subject to Mr. Flynn’s continued copayment of premium amounts at the active employees’ rate.

The Flynn Employment Agreement also provides for certain payments and benefits following a “change in control” (as defined in the Flynn Employment Agreement) of the Company. If during the 12-month period following the occurrence of a change in control Mr. Flynn’s employment is terminated by either the Company without “cause” or by Mr. Flynn for “good reason,” Mr. Flynn will be entitled to receive a lump-sum payment equal to one and one-half times the Flynn Compensation Rate plus the greater of Mr. Flynn’s annual cash bonus for the then-current year or the target annual cash bonus in effect immediately prior to the change in control. The Company will also pay to the group health plan provider, the COBRA provider or Mr. Flynn a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Flynn if he had remained employed by the Company for a period of up to 18 months, subject to Mr. Flynn’s copayment of premium amounts at the active employees’ rate. If any such payments or benefits would be subject to the excise tax imposed by Section 4999 of the Code, such payments shall be reduced so that the sum of these payments shall be $1.00 less than the amount at which Mr. Flynn becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction will only occur if it would result in Mr. Flynn receiving a higher after tax amount than he would receive if such payments were not subject to such reduction.

Employment Agreement with Mr. Jessup

The Company entered into an employment agreement with Ross M. Jessup, or, as amended, the Jessup Employment Agreement, effective as of August 28, 2020, in which Mr. Jessup will serve as the President and Chief Operating Officer of the Company.

The Jessup Employment Agreement further describes the payments and benefits to which Mr. Jessup would be entitled upon termination of his employment under certain circumstances. Specifically, if Mr. Jessup’s employment is terminated either by the Company without “cause” or by Mr. Jessup for “good reason” (each as defined in the Jessup Employment Agreement), Mr. Jessup will be entitled to receive an amount equal to 24 months of pay at the Jessup Compensation Rate (as defined in the Jessup Employment Agreement), paid out in substantially equal installments in accordance with the Company’s payroll practice over 6 months, subject to Mr. Jessup’s execution of a release of claims in favor of the Company. For a period of up to 18 months, the Company will also pay to the group health plan provider, the COBRA provider or Mr. Jessup a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Jessup if he had remained employed by the Company, subject to Mr. Jessup’s continued copayment of premium amounts at the active employees’ rate.

The Jessup Employment Agreement also provides for certain payments and benefits following a “change in control” (as defined in the Jessup Employment Agreement) of the Company. If during the 12-month period following the occurrence of a change in control Mr. Jessup’s employment is terminated by either the Company without “cause” or by Mr. Jessup for “good reason,” Mr. Jessup will be entitled to receive a lump-sum payment equal to one and one-half times the Jessup Compensation Rate plus the greater of Mr. Jessup’s annual cash bonus for the then-current year or the target annual cash bonus in effect immediately prior to the change in control. The Company will also pay to the group health plan provider, the COBRA provider or Mr. Jessup a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Jessup if he had remained employed by the Company for a period of up to 18 months, subject to Mr. Jessup’s copayment of premium amounts at the active employees’ rate. If any such payments or benefits would be subject to the excise tax imposed by Section 4999 of the Code, such payments shall be reduced so that the sum of these payments shall be $1.00 less than the amount at which Mr. Jessup becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction will only occur if it would result in Mr. Jessup receiving a higher after tax amount than he would receive if such payments were not subject to such reduction.

Employment Agreement with Mr. Jehl

The Jehl Employment Agreement further describes the payments and benefits to which Mr. Jehl would be entitled upon termination of his employment under certain circumstances. Specifically, if Mr. Jehl’s employment is terminated either by the Company without “cause” or by Mr. Jehl for “good reason” (each as defined in the Jehl Employment Agreement), Mr. Jehl will be entitled to receive an amount equal to 24 months of pay at the Jehl Compensation Rate (as defined in the Jehl Employment Agreement), paid out in substantially equal installments in accordance with the Company’s payroll practice over 6 months, subject to Mr. Jehl’s execution of a release of claims in favor of the Company. For a period of up to 12 months, the Company will also pay to the group health plan provider, the COBRA provider or Mr. Jehl a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Jehl if he had remained employed by the Company, subject to Mr. Jehl’s continued copayment of premium amounts at the active employees’ rate.

The Jehl Employment Agreement also provides for certain payments and benefits following a “change in control” (as defined in the Jehl Employment Agreement) of the Company. If during the 12-month period following the occurrence of a change in control Mr. Jehl’s employment is terminated by either the Company without “cause” or by Mr. Jehl for “good reason,” Mr. Jehl will be entitled to receive a lump-sum payment equal to the Jehl Compensation Rate plus the greater of Mr. Jehl’s annual cash bonus for the then-current year or the target annual cash bonus in effect immediately prior to the change in control. The Company will also pay to the group health plan provider, the COBRA provider or Mr. Jehl a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Jehl if he had remained employed by the Company for a period of up to 12 months, subject to Mr. Jehl’s copayment of premium amounts at the active employees’ rate. If any such payments or benefits would be subject to the excise tax imposed by Section 4999 of the Code, such payments shall be reduced so that the sum of these payments shall be $1.00 less than the amount at which Mr. Jehl becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction will only occur if it would result in Mr. Jehl receiving a higher after tax amount than he would receive if such payments were not subject to such reduction.

Equity Awards

We also provide accelerated vesting of time-based and performance-based RSUs upon termination immediately prior to or within 12 months after a change in control. For time-based RSUs, 100% of the outstanding and unvested shares shall become fully vested upon the date of termination or the change in control date, whichever is later. For performance-based RSUs, 100% of the shares will vest assuming target performance has been achieved.

Potential Payments upon Termination or Change in Control

The following table quantifies the potential payments to the NEOs upon termination or change in control as if such events took place on December 31, 2021. The equity award acceleration amounts in the table were calculated using the closing price of our common stock on December 31, 2021 of $22.48.

Name	Payment Type	Death/ Disability	Not for Cause/Good Reason	Change in Control & Qualifying Termination
John J. Flynn	Cash severance	$0	$1,000,000	$1,350,000
	Pro rata annual bonus(1)	$400,000	$0	$0
	Acceleration of unvested time-based RSUs	$0	$0	$650,459
	Acceleration of unvested performance-based RSUs(2)	$0	$0	$867,278
	Benefits continuation	$0	$25,155	$25,155

	Total	$400,000	$1,025,155	$2,892,892

Ross M. Jessup	Cash severance	$0	$1,000,000	$1,350,000
	Pro rata annual bonus(1)	$400,000	$0	$0
	Acceleration of unvested time-based RSUs	$0	$0	$464,617
	Acceleration of unvested performance-based RSUs(2)	$0	$0	$619,504
	Benefits continuation	$0	$39,530	$39,530

	Total	$400,000	$1,039,530	$2,473,651

Charles D. Jehl	Cash severance	$0	$750,000	$675,000
	Pro rata annual bonus(1)	$300,000	$0	$0
	Acceleration of unvested time-based RSUs	$0	$0	$3,730,871
	Acceleration of unvested performance-based RSUs(2)	$0	$0	$371,707
	Benefits continuation	$0	$26,353	$26,353

	Total	$300,000	$776,353	$4,803,931

(1)

Represents the pro rata target incentive that would be paid upon death or disability; however, this amount is subject to the extent the goals applicable to such target incentive actually being met for the fiscal year.

(2)	Represents unvested performance-based RSUs vesting at the target level of performance.

CEO Pay Ratio

We are providing this pay ratio disclosure in accordance with Item 402(u) of Regulation S-K promulgated under the Exchange Act. The pay ratio disclosed below is a reasonable estimate derived from our internal records using the methodology described below. This information may not be comparable to the ratio that any other company reports because other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

In connection with determining our “median employee” for purposes of calculating our pay ratio for the fiscal year ended December 31, 2021, we considered only those employees that we employed as of December 31, 2021, excluding the CEO. We selected annual cash compensation paid during fiscal year 2021 as our consistently applied compensation measure which included salaries, commissions and bonuses. We annualized pay for permanent employees who commenced work during 2021.

Mr. Flynn’s 2021 annual total compensation was $2,299,501 as reflected in the Summary Compensation Table on page 33. The 2021 annual total compensation for the median employee, calculated in the same manner, was $129,646. Therefore, the ratio of Mr. Flynn’s pay to our median employee’s pay as determined under applicable SEC rules is 18:1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information known to the Company regarding the beneficial ownership of Company common stock as of April 7, 2022 by:

•	each person known to the Company to be the beneficial owner of more than 5% of outstanding Company common stock;

•	each of the Company’s executive officers and directors; and

•	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Company stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of Company common stock is based on 126,217,955 shares of Company common stock outstanding as of April 7, 2022.

Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Company common stock beneficially owned by them.

Except as otherwise noted below, the address for persons listed in the table is c/o Open Lending Corporation, 1501 S. MoPac Expressway, Suite 450, Austin, Texas 78746.

Name and Address of Beneficial Owner (1)	Shares of Common Stock	Percent of Common Stock Outstanding%
Greater than 5% Stockholders:
Wasatch Advisors, Inc(2)	16,088,967	12.7%
The Vanguard Group(3)	9,048,591	7.2%
Bregal Sagemount I, LP(4)	7,564,566	6%
Nebula Holdings, LLC(5)	7,545,144	6%
BlackRock, Inc.(6)	6,677,363	5.3%
Named Executive Officers and Directors:
Blair J. Greenberg(4)	7,564,566	6%
Gene Yoon(4)	7,564,566	6%
Adam H. Clammer(5)	7,545,144	6%
William Heldfond(5)	7,545,144	6%
Ross M. Jessup	3,536,695	3%
John J. Flynn	2,919,048	2.3%
Charles D. Jehl	8,961	*
Eric A. Feldstein	1,772	*
Shubhi Rao	1,772	*
Jessica Snyder	1,772	*
All current directors and executive officers as a group (10 persons)	21,579,730	17.1%

*	Less than 1%
(1)	Unless otherwise noted, the business address of each of these stockholders is c/o Open Lending Corporation, 1501 S. MoPac Expressway, Suite 450, Austin, TX 78746.

(2)

Based exclusively on a Schedule 13G/A filed by Wasatch Advisors, Inc. on February 10, 2022. The filer claimed sole power to vote or direct the vote of 16,088,967 shares and sole power to dispose or direct the disposition of 16,088,967 shares. Wasatch Advisors, Inc.’s address is 505 Wakara Way, Salt Lake City, UT 84108.

(3)

Based exclusively on a Schedule 13G/A filed by The Vanguard Group on February 10, 2022. The filer claimed sole power to vote or direct the vote of 0 shares, the shared power to dispose or direct the disposition of 278,318, and the sole power to dispose or direct the disposition of 8,770,273 shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Bregal Sagemount I, L.P., is the record holder of 7,564,566 shares. Gene Yoon is the Managing Partner, and Blair Greenberg is a Partner, of Bregal Investments, Inc., which is the registered investment advisor of Bregal Sagemount I, L.P. As such, they may be deemed to have or share beneficial ownership of the Common Stock held directly by Bregal Sagemount I, L.P. and Bregal Investments, Inc. The business address of Bregal Sagemount I, L.P. is Second Floor, Windward House, La Route De La Liberation, St. Helier, Jersey, Y9, JE2 BQ, Channel Islands. The business address of Bregal Investments, Inc. is 277 Park Avenue, 29th Floor New York, NY 10172.

(5)

Nebula Holdings, LLC is the record holder of 7,545,144 shares reported herein. True Wind Capital, L.P. is the managing member of Nebula Holdings, LLC. Mr. Clammer is a managing member, and Mr. Heldfond is a principal, of True Wind Capital GP, LLC, the General Partner of True Wind Capital, L.P. As such, they may be deemed to have or share beneficial ownership of the Common Stock held directly by Nebula Holdings, LLC. Mr. Clammer and Mr. Heldfond disclaim any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of Nebula Holdings, LLC is Four Embarcadero Center, Suite 2100, San Francisco, CA 94111.

(6)

Based exclusively on a Schedule 13G filed by BlackRock, Inc. on February 4, 2022. The filer claimed sole power to vote or direct the vote of 6,604,057 shares and sole power to dispose or direct the disposition of 6,677,363 shares. BlackRock, Inc.’s address is 55 East 2nd Street, New York, NY 10055.

Delinquent Section 16(a) Reports

Based solely upon a review of the reports and amendments thereto filed with the SEC under Section 16(a), copies of which are required to be furnished to the Company under SEC regulations, during and with respect to fiscal year 2021, no officer, director or person who owns beneficially more than 10% of the Company’s outstanding shares of common stock failed to file such reports on a timely basis with the exception of Ross M. Jessup who, due to administrative issues, did not file timely one Form 4 report with respect to the sale of stock pursuant to a 10b5-1 plan.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2021 about the securities authorized for issuance under our equity compensation plan, which consists solely of the 2020 Incentive Stock Option and Incentive Plan, the “2020 Plan.” The Company’s shareholders previously approved the 2020 Plan. The Company has no other equity compensation plans that have not been approved by shareholders.

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance (Excluding Securities in Column (a)) (c)
Equity compensation plans approved by shareholders (1)	525,262	(1)	$33.56	(2)	14,208,723	(3)
Equity compensation plans not approved by shareholders	—		—		—

Total	525,262		$33.56		14,208,723

(1)

Represents the number of underlying shares of Common Stock associated with outstanding options and restricted stock units (or “RSUs”), which includes 194,348 options and 231,625 and 99,289 time-based and performance-based RSUs, respectively, granted under the 2020 Plan.

(2)

Represents weighted-average exercise price of options outstanding under the 2020 Plan. See note (1) above with respect to RSUs granted under the 2020 Plan. The weighted-average exercise price does not take the RSUs into account.

(3)

Consists of the Company’s 2020 Plan. The number of shares reserved for issuance under our 2020 Plan automatically increases on the first day of each fiscal year beginning with the 2021 fiscal year by a number equal to four percent of the shares of common stock outstanding on the final day of the prior calendar year.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

The following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which:

•	Open Lending has been or is to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of Open Lending’s directors, executive officers, or holders of more than 5% of Open Lending’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or material interest.

Agreements with Stockholders

Investor Rights Agreement

In connection with the closing of Nebula Acquisition Corporation’s merger with Open Lending, LLC (the “Business Combination”), Open Lending entered into an investor rights agreement with the NAC Investors and Company Investors, as defined in schedule 1 to the investor rights agreement, BRP Hold 11, Inc. and Open Lending Corporation.

Agreement with Bregal Sagemount I, L.P.

Bregal Sagemount I, L.P. is the beneficial owner of units in Open Lending. Bregal Investments, Inc. is the investment advisor to Bregal Sagemount I, L.P. Mr. Yoon is a Managing Partner and Mr. Greenberg is a Partner at Bregal Investments, Inc. and both serve on Open Lending’s board of directors on behalf of Bregal Sagemount I, L.P. Pursuant to a Class B Unit Incentive Plan agreement. Bregal Investments, Inc. received 40,000 profit interest units in 2019.

Repurchase Agreement

On March 29, 2021, we entered into a stock repurchase agreement with the selling stockholders pursuant to which we agreed to purchase $20.0 million of common stock from the selling stockholders at the price at which the shares of common stock are sold to the public in our April 1, 2021 public offering, less the underwriting discount and commissions (the “March 2021 Repurchase”). Closing of the March 2021 Repurchase occurred on April 6, 2021. The shares bought in the March 2021 Repurchase are held as treasury shares.

Amendment No. 1 to the Tax Receivable Agreement

Effective April 9, 2021, the Company entered into Amendment No. 1 (the “Amendment”) to the Tax Receivable Agreement (the “TRA”) dated as of June 10, 2020 by and among the Company, Bregal Sagemount I, L.P. and the persons listed as Beneficiaries on the signature pages thereto (the “Beneficiaries” and together with Bregal Sagemount I L.P., the “TRA Holders”).

The TRA provided for the payment by the Company to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that the Company actually realized (or are deemed to realize in certain circumstances) in periods following the closing of the Business Combination as a result of: (i) certain tax attributes of BRP Hold 11, Inc. and/or Open Lending LLC that existed prior to the Business Combination and were attributable to the BRP Hold 11, Inc.; (ii) certain increases in the tax basis of Open Lending LLC’s assets resulting from the transactions constituting the Business Combination; (iii) imputed interest deemed to be paid by the Company as a result of payments the Company makes under the TRA; and (iv) certain increases in tax basis resulting from payments the Company makes under the TRA (collectively, the “Tax Benefit Payments”). The Company retains the benefit of the remaining 15% of these cash savings. At December 31, 2020, the Company’s liability for expected Tax Benefit Payments was $92.4 million.

Prior to the Amendment, the TRA provided that the Company was permitted to exercise an early termination right, which would accelerate the Tax Benefit Payments payable to the TRA Holders under the TRA. Upon the exercise of such early termination right (if ever) under the existing TRA, the Company would be required to make payments to the TRA Holders equal to the present value, discounted at the early termination rate (equal to the long-term treasury rate in effect plus 300 basis points), of all Tax Benefit Payments that would be required to be paid under the TRA, using certain valuation assumptions (the “Existing Valuation Assumptions”).

The Amendment provides that in lieu of the early termination payments described in the preceding paragraph, the TRA Holders will instead be entitled to payments equal to 40% of all Tax Benefit Payments (other than any Actual Interest Amounts (as defined in the TRA)) that would be required to be paid by the Company under the TRA, using certain valuation assumptions (the “Revised Valuation Assumptions”) that are different than the Existing Valuation Assumptions. The Revised Valuation Assumptions are consistent with how the Tax Benefit Payments are calculated for purposes of the Company’s financial statements and are not expected to be significantly different than the Tax Benefit Payments that would be payable using the Existing Valuation Assumptions. Accordingly, the Amendment provides the Company with the right to terminate and settle all present and future obligations under the TRA with a single payment by the Company to the TRA Holders of $36.9 million (the “Early Termination Right”). Absent the Amendment and the exercise of the Early Termination Right, the Company anticipated making TRA payments totaling $92.4 million, undiscounted, over the life of the TRA.

In addition, the Amendment provides that upon exercise of the Early Termination Right by the Company, the applicable early termination payments will be made within 5 business days following the Company’s delivery of notice of such exercise and a schedule containing the amount of the early termination payments. Prior to the Amendment, the TRA included certain procedures that were required to be followed and that would have resulted in a longer time period for payment.

Bregal Sagemount I, L.P., owns approximately 6% of the Company’s outstanding shares of the Company’s common stock. Gene Yoon is the Managing Partner, and Blair Greenberg is a Partner, of Bregal Investments, Inc., which is the registered investment advisor of Bregal Sagemount I, L.P. Bregal Sagemount I, L.P. and Bregal Investments, Inc. are TRA Holders. Mr. Yoon and Mr. Greenberg are members of the Company’s board of directors. John Flynn, Chairman of the Company’s Board of Directors and the Company’s Chief Executive Officer, along with Ross Jessup, the Company’s President and Chief Operating Officer and member of the Company’s board of directors, are Beneficiaries under the TRA. A special committee of the board of directors of the Company, consisting solely of independent directors (the “Special Committee”), negotiated and approved the Amendment.

On April 12, 2021, the Special Committee approved the Company’s decision to exercise the Early Termination Right.

Director Relationships

Certain of our directors serve on Open Lending’s board of directors as representatives of entities which beneficially hold 5% or more of Open Lending’s capital stock.

Executive Officer and Director Compensation

Open Lending has granted equity awards to Open Lending’s executive officers and certain of its directors. Please see the sections titled “Executive Compensation—Outstanding Equity Awards at December 31, 2021” and “Director Compensation” for a description of these awards.

Limitation of Liability and Indemnification of Officers and Directors

In connection with the Business Combination, Open Lending entered into indemnification agreements with each of Open Lending’s directors and executive officers. The indemnification agreements and Open Lending’s amended and restated certificate of incorporation and amended and restated bylaws require Open Lending to indemnify its directors and officers to the fullest extent permitted by Delaware law.

Policies for Approval of Related Person Transactions

Policies and Procedures for Related Person Transactions

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related person transactions,” which are transactions between the Company and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The written charter of our audit committee provides that our audit committee shall review and approve in advance any related party transaction.

Review and Approval of Related Person Transactions

In connection with the Business Combination, we adopted a formal written policy for the review and approval of transactions with related persons. Such policy requires, among other things, that:

•	The audit committee shall review the material facts of all related person transactions.

•

In reviewing any related person transaction, the committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to us than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

•

In connection with its review of any related person transaction, we shall provide the committee with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations of ours in connection with such related person transaction.

•	If a related person transaction will be ongoing, the committee may establish guidelines for our management to follow in its ongoing dealings with the related person.

Policy Regarding Derivatives, Short Sales, Hedging or Pledging

The board of directors annually reviews and approves the Company’s policy with regard to insider trading. The Company’s Special Trading Procedures for Insiders prohibits insiders from pledging shares on margin, trading derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time unless such transaction has been approved by the Audit Committee. The Company also prohibits engaging in short sales of the Company’s securities.

OTHER MATTERS

Stockholder Recommendations for Director Nominations for the 2023 Annual Meeting

Our amended and restated bylaws provide that, for nominations of persons for election to our board of directors or other proposals to be considered at the 2023 annual meeting of our stockholders, a stockholder must give written notice to our General Counsel and Corporate Secretary at Open Lending Corporation, 1501 S. MoPac Expressway, Suite 450, Austin, Texas 78746, not later than the close of business on the 90th day, or March 2, 2023, nor earlier than the close of business on the 120th day, or January 31, 2023, prior to the one year anniversary of the preceding year’s annual meeting.

However, our amended and restated bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) and certain additional information.

The advance notice requirements for the 2023 annual meeting are as follows: a stockholder’s notice shall be timely if delivered to our General Counsel and Corporate Secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days, or March 2, 2023, nor more than 120 days, or January 31, 2023, prior to the first anniversary of the date of the annual meeting for the preceding year, May 25, 2022. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s 2023 Proxy Materials

In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our 2023 proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2023 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied, and we must receive such proposals no later than December 21, 2022. Such proposals must be delivered to our General Counsel and Corporate Secretary at Open Lending Corporation, 1501 S. MoPac Expressway, Suite 450, Austin, Texas 78746.

Solicitation of Proxies

We will pay the cost of solicitation of proxies. Our directors, officers and employees may solicit proxies personally, by telephone, via the internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a Notice of Internet Availability of Proxy Materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice of Internet Availability and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. This request may be submitted by contacting Open Lending Corporation, 1501 S. MoPac Expressway, Suite 450, Austin, Texas 78746, (512) 892-0400, Attention: General Counsel and Corporate Secretary. The Company will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact our General Counsel and Corporate Secretary using the above contact information if he or she would like to receive separate proxy statements, notice of internet availability and annual reports in the future. If you are receiving multiple copies of our annual reports, notice of internet availability and proxy statements, you may request householding in the future by contacting our General Counsel and Corporate Secretary.

OTHER BUSINESS

The board of directors knows of no business to be brought before the Annual Meeting that is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/LPRO Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-870-6982 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/LPRO Open Lending Corporation Annual Meeting of Stockholders For Stockholders of record as of April 07, 2022 TIME: Tuesday, May 31, 2022 10:00 AM, Central Time PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/LPRO for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints John J. Flynn and Matthew S. Stark (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Open Lending Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. The shares represented by this proxy will be voted as directed or, if no direction is given, shares will be voted identical to the Board of Directors recommendation. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Open Lending Corporation Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ON PROPOSALS 1 AND 2; AND ONE YEAR ON PROPOSAL 3 PROPOSAL 1. To elect three Class II directors for a three-year term; 1.01 Adam H. Clammer 1.02 Blair J. Greenberg 1.03 Shubhi Rao 2. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. 3. To hold an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, also known as a “say-on-frequency” proposal. FOR WITHHOLD FOR AGAINST ABSTAIN 1YEAR 2YEARS 3YEARS ABSTAIN BOARD OF DIRECTORS RECOMMENDS FOR FOR FOR FOR 1 YEAR You must register to attend the meeting online and/or participate at www.proxydocs.com/LPRO Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Signature (if held jointly) Date Date